Core-Mark Announces Two-for-One Stock Split

South San Francisco, California - May 26, 2016 - Core-Mark Holding Company, Inc. (NASDAQ: CORE), one of the largest marketers of fresh and broad-line supply solutions to the convenience retail industry in North America, announced today that its Board of Directors has approved a two-for-one stock split of its outstanding common shares in the form of a stock dividend. The additional shares will be distributed on June 27, 2016 to stockholders of record at the close of business on June 9, 2016. The Company anticipates its common stock to begin trading at the split-adjusted price on June 28, 2016.

Following the split, the outstanding shares will increase from approximately 23 million to approximately 46 million. The split will have no impact on the $0.16 per share cash dividend declared on May 10, 2016, which is payable on pre-split shares.

“We are excited to announce a two-for-one stock split for the second time in the past two years,” said Thomas B. Perkins, President and Chief Executive Officer, “We believe this decision reflects confidence in our business model and strength in our strategy in continuing to deliver solid results with a focus on generating significant value for shareholders.”

Forward-Looking Statements
Statements in this press release that are not statements of historical fact are forward-looking statements made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements include statements regarding our future expectations, describe future plans and strategies, contain projections of results of operations or of financial condition or state other forward-looking information. Forward-looking statements in some cases can be identified by the use of words such as “may,” “will,” “should,” “potential,” “intend,” “expect,” “seek,” “anticipate,” “estimate,” “believe,” “could,” “would,” “project,” “predict,” “continue,” “plan,” “propose” or other similar words or expressions. Forward-looking statements are made only as of the date of this press release and are based on our current intent, beliefs, plans and expectations. They involve risks and uncertainties that could cause actual future results, performance or developments to differ materially from those described in or implied by such forward-looking statements.

Refer to the "Risk Factors" section of our Annual Report on Form 10-K for the year ended December 31, 2015 filed with the SEC on February 26, 2016 and Part II, Item 1A, “Risk Factors” of any quarterly report on Form 10-Q subsequently filed by us for a more comprehensive discussion of our risk factors. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Core-Mark
Core-Mark is one of the largest marketers of fresh and broad-line supply solutions to the convenience retail industry in North America. Founded in 1888, Core-Mark offers a full range of products, marketing programs and technology solutions to approximately 39,000 customer locations in the U.S. and Canada through 28 distribution centers (excluding two distribution facilities the Company operates as a third party logistics provider). Core-Mark services traditional convenience retailers, grocers, drug, liquor and specialty stores, and other stores that carry convenience products. For more information, please visit www.core-mark.com.
Contact: Ms. Milton Gray Draper, Director of Investor Relations at 650-589-9445 x 3027 or at mdraper@core-mark.com